Exhibit 99.1

NOVASTAR ANNOUNCES RECORD EARNINGS PER SHARE OF $2.07

AND DIVIDEND OF $2.25 FOR FIRST QUARTER OF 2003

KANSAS CITY, Mo., April 22, 2003—Highlights—In this release, NovaStar:

•	Reports strong first-quarter earnings growth and $2.25 per share dividend,
•	Increases guidance for expected 2003 earnings and dividends and
•	Notes ongoing growth of NovaStar loan origination network and portfolio

NovaStar Financial, Inc. (NYSE: NFI), a residential mortgage lender and portfolio investor, today reported net earnings of $22.3 million, or $2.07 per diluted share, for the first quarter of 2003, an increase of 29 percent from the fourth quarter of 2002’s $17.3 million in net earnings, or $1.62 per diluted share, and a 151 percent increase from $8.9 million, or $0.80 per diluted share, in the first quarter of 2002. Earnings continue to be powered by a growing mortgage securities portfolio, which drives interest income. NovaStar’s securities portfolio is growing with its expanding lending and broker operations.

The Board of Directors today declared a dividend of $2.25 per share on the common stock of NovaStar. The dividend is payable on May 15, 2003, to holders of record as of April 30, 2003. Taxable income generally will differ from earnings determined under generally accepted accounting principles. The Company also expects dividend income to be 10%–15% higher than earnings for 2003.

“Our performance is on track with the goals we outlined for 2003—expanding our portfolio of mortgage-backed securities with attractive, risk-mitigated returns by funding a growing number of the nation’s home mortgage loans,” said Scott Hartman, Chief Executive Officer.

Updated Earnings and Dividend Guidance

NovaStar expects earnings for the full year to total between $7.50 and $8.00 per share, as compared to previous full-year guidance of between $7.00 and $8.00 per share. Quarterly results will fluctuate as they are significantly impacted by the timing and amount of loans securitized. However, dividends are likely to be more stable as management and the Board have more discretion over the timing and amount of the dividends.

This outlook is based on projections that include future interest rates from the March 31 implied forward curve. It assumes that production levels will increase moderately on a sequential basis and that the cost of production will be similar to recent past experience. Future earnings and dividends will depend on actual interest rates, production growth, volume of loans sold, whole loan market prices, the amount, if any, and price of new capital raised, and credit performance.

NovaStar Operations Continue Strong Growth

The nationwide NovaStar loan origination network—underwriting loans through independent brokers, affiliated NovaStar branches, correspondent institutions and direct contacts with consumers—continues to grow rapidly.

NovaStar originated $1.09 billion of mortgage loans in the first quarter, up from $1.06 billion in the fourth quarter of 2002 and from $512 million in the first quarter of 2002.

“First-quarter production was in line with our previously stated goal to originate between $4 billion and $6 billion of non-conforming loans in 2003”, Chief Operating Officer, Lance Anderson said. “Our goal is for NovaStar’s growth in nonconforming loans to outpace the growth of the nonprime market.”

Of the $1.1 billion in first-quarter originations, $912 million were non-conforming residential mortgage loans, which provide the support for NovaStar’s securities portfolio. The remaining $181 million of production consisted primarily of conforming loans originated with the intention of selling those loans to government agencies or unaffiliated third-party lenders.

NovaStar branches brokered $1.2 billion of loans, compared with $958 million in the fourth quarter of 2002 and $445 million in the first quarter of 2002. Of these loans, $364 million were non-conforming and $844 million were conforming.

Mr. Anderson added: “We opened 30 affiliated branches, reaching a total of 246 branches nationwide. And, it’s very important to note that 22% of the non-conforming loans originated in our wholesale business were taken from our branches, compared to 17% in the fourth quarter. Fifty-six percent of our conforming loans were originated in our branch offices. Our goal is to increase market share for all of our operations in 2003, and we’re off to a great start.”

NovaStar retail loan operations, which were launched in 2002, produced $152 million in originations during the first quarter, of which NovaStar retained more than half. This volume represents a 7% increase over the fourth quarter of 2002.

Growth Fuels NovaStar Securities Portfolio

NovaStar’s portfolio of mortgage securities grew to $257.0 million at the end of the first quarter, as compared to $178.9 million as of year-end 2002 (an increase of 44 percent) and $93.3 million on March 31, 2002 (an increase of 175 percent). The portfolio is made up of AAA-rated interest only, prepayment penalty and other subordinated securities issued and retained by the company.

“Our higher volume of originations is fueling the rapid growth of NovaStar’s securities portfolio, which in turn drives earnings,” Mr. Hartman said. “Our business model is to finance most of the principal of our nonconforming loans through the sale of securities in the capital markets, while retaining securities backed by the interest-rate spread between the coupon on the loans and the bond interest. These securities are generating high risk-adjusted returns for the portfolio.”

Liquidity

A key goal is to provide liquidity to meet the needs for funding loans as NovaStar expands its presence in the mortgage market. At the end of the first quarter, cash and immediately available funds aggregated to $67.7 million. NovaStar had borrowing capacity in place up to $1.6 billion under committed warehouse and repurchase facilities as of March 31, and $806 million of those lines were unused and available to fund future loan originations.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation’s leading lenders and investors in residential mortgages. The company specializes in single-family, non-conforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in

1996, NovaStar efficiently brings together the capital markets, mortgage brokers nationwide and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations and affiliated branches nationwide.

For more information please reference our website at www.novastaris.com.

The NovaStar first-quarter investor conference call with management is scheduled for 3:30 p.m. Central Time (4:30 p.m. Eastern Time) on Wednesday April 23, 2003. The conference call will be web cast live and will be archived on the company’s website at www.novastaris.com. To participate in the conference call, contact 1-800-289-0730 approximately 10 minutes before the scheduled start of the call.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company’s mortgage loans, the availability of non-conforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company’s 2002 annual report or Form 10-K (available on the Company’s website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

# # # # #

Company Contact:

Rodney E. Schwatken

816-237-7532

NovaStar Financial, Inc.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(dollars in thousands, except per share amounts)

	For the Three Months Ended
	3/31/2003	12/31/2002		3/31/2002
NovaStar Financial Inc. Income Statement Data
Interest income	$39,316	$36,624		$18,848
Interest expense	12,432	9,795		9,159
Fee income	13,157	10,213		6,941
Gain on sales of mortgage assets	29,443	15,389		4,630
Gain (Loss) on derivative instruments	(7,346)	(5,084)		4,692
General and administrative expenses	36,531	29,985		15,635
Income before taxes	26,463	17,398		10,221
Income tax expense	4,141	147		1,300
Net income	22,322	17,251		8,921
Basic earnings per share	$2.13	$1.66		$0.87
Diluted earnings per share	$2.07	$1.62		$0.80
Dividends declared per common share	$2.25	$1.93	*	$0.80
Book value per diluted share	$17.27	$16.62		$12.52

	As of
	3/31/2003	12/31/2002		3/31/2002
NovaStar Financial, Inc. Balance Sheet Data
Mortgage loans—held for sale	$689,278	$983,633		$157,100
Mortgage loans—held in portfolio	136,593	149,876		207,379
Mortgage securities—available for sale	256,979	178,879		93,312
Total assets	1,215,422	1,452,497		526,814
Borrowings	954,845	1,225,228		362,792
Stockholders’ equity	194,597	183,257		138,566

	For the Three Months Ended
	3/31/2003	12/31/2002		3/31/2002
Other Data:
Servicing portfolio	$4,212,986	$3,657,640		$3,207,620
Loans sold for cash—Non-conforming wholesale	$112,068	$986		$47,025
Loans securitized	$1,084,906	$346,043		$395,124
Percent of securitized loans covered by mortgage insurance	84%	92%		92%
NovaStar Financial Mortgage Loan Portfolio:
Weighted-average coupon	7.46%	8.16%		8.40%
Premium as a percent of principal	1.45%	1.27%		1.60%
Charge-offs, net of recoveries	$117	$950		$347

*	Includes $0.33 in special dividends declared on January 29th, 2003.

NovaStar Financial, Inc.

SELECTED SECURITIZED LOAN PERFORMANCE DATA

as of March 31, 2003

(Unaudited)

	Principal outstanding ($000’s)	Age (months)	3 month CPR	Life CPR	90+ days delinquencies and foreclosures
NovaStar Home Equity Loan Series Data:
1997-1	$16,356,240	66	42%	40%	7.74%
1997-2	$20,889,586	64	28%	36%	6.94%
1998-1	$41,369,752	59	26%	33%	15.98%
1998-2	$63,341,456	55	29%	29%	11.97%
1999-1	$41,093,498	49	17%	28%	12.57%
2000-1	$74,385,217	36	39%	31%	9.81%
2000-2	$118,249,759	30	53%	34%	11.26%
2001-1	$230,904,093	24	42%	25%	8.89%
2001-2	$554,516,012	18	34%	21%	4.86%
2002-1	$417,282,248	12	27%	16%	2.33%
2002-2	$285,244,096	9	16%	10%	1.90%
2002-3	$725,000,923	6	40%	20%	0.46%
2003-1	$1,082,197,122	1	N/A	N/A	N/A

NovaStar Financial, Inc.

LOAN ORIGINATION DATA

(dollars in thousands)

	For the Three Months Ended
	3/31/2003	As a % of Total	12/31/2002	As a % of Total	9/30/2002	As a % of Total
Non-conforming
Wholesale
Independent brokers	$636,461	70%	$713,209	75%	$458,558	81%
NovaStar affiliated branches	204,403	22%	156,555	17%	86,963	15%
Correspondent/Bulk	32,136	4%	40,401	4%	1,353	0%
Retail	39,234	4%	39,853	4%	23,264	4%

	912,234	100%	950,018	100%	570,138	101%
Conforming
Wholesale
Independent brokers	29,817	19%	14,564	14%	17,955	24%
NovaStar affiliated branches	87,316	56%	60,113	57%	45,666	60%
Retail	39,706	25%	30,681	29%	12,555	16%

	156,839	100%	105,358	100%	76,176	100%
Government
Wholesale
Independent brokers	3,618	15%	1,680	18%	—	0%
NovaStar affiliated branches	20,135	85%	7,896	82%	1,019	100%
Retail	—	0%	—	0%	—	0%

	23,753	100%	9,576	100%	1,019	100%

Total Loan Originations	$1,092,826		$1,064,952		$647,333

Fee Income Businesses
Number of NovaStar affiliated branches (NHMI)	246		216		184

NovaStar affiliated branch production volume
Brokered to non-affiliates	$896,361	74%	$733,798	77%	$554,485	81%
Brokered to NMI	311,854	26%	224,564	23%	133,648	19%

	$1,208,215	100%	$958,362	100%	$688,133	100%

Retail production volume
Sold to non-affiliates	$73,023	48%	$71,925	50%	$43,576	55%
Held by NMI	78,940	52%	70,534	50%	35,819	45%

	$151,963	100%	$142,459	100%	$79,395	100%

Title insurance loan volume	$144,683		$125,541		$47,442

NovaStar Financial, Inc.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Three Months Ended
	3/31/2003	12/31/2002	3/31/2002
Loans originated by NovaStar affiliates:
Principal at purchase:
Adjustable-rate mortgage loans	$598,309,984	$596,518,892	$335,763,822
Fixed-rate mortgage loans	313,924,223	353,499,471	136,230,461

Total	$912,234,207	$950,018,363	$471,994,283

Average principal balance per loan	$142,004	$144,008	$133,490

Weighted-average interest rate:
Adjustable-rate mortgage loans	7.44%	7.65%	8.85%
Fixed-rate mortgage loans	7.53%	7.63%	9.26%
Total	7.47%	7.64%	8.97%
Weighted-average loan to value:
Adjustable-rate mortgage loans	81%	81%	82%
Fixed-rate mortgage loans	73%	73%	75%
Total	78%	78%	80%
Weighted-average broker premium	1.28%	1.33%	0.99%
Loans with prepayment penalties	80%	75%	84%
Weighted-average prepayment period	2.5	2.4	2.6
NovaStar Mortgage account executives	267	249	135
Costs of Wholesale Loan Production:
Origination costs	1.9%	1.7%	2.0%
Premium paid to broker, net of fees received	0.8%	0.9%	0.5%
Total All-in Cost of Production	2.7%	2.6%	2.5%

NovaStar Financial, Inc.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Three Months Ended 3/31/03
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
A+	7.46%	78.2%	638	40%
A	7.76%	77.0%	582	11%
A-	7.81%	76.9%	577	6%
B	8.25%	75.5%	566	4%
B-	8.85%	68.8%	553	1%
C	9.39%	57.5%	556	0%
Alt A	7.01%	78.2%	684	29%
FICO enhanced	9.16%	95.3%	616	3%
NSFICO	7.22%	77.6%	654	6%
	7.47%	78.2%	638	100%

Summary by Program Type
2-Year Fixed	7.47%	81.4%	624	60%
30-Year Fixed Due in 15	8.60%	71.2%	657	8%
30-Year Fixed	7.13%	75.8%	664	20%
3-Year Fixed	7.27%	79.7%	638	6%
15-Year Fixed	7.50%	62.8%	660	5%
Other Products	6.62%	69.2%	664	1%
	7.47%	78.2%	638	100%